                                                                     EXHIBIT 8.2

            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

                                          November   , 1998

McKesson Corporation
McKesson Plaza
One Post Street
San Francisco, California 94104

Dear Sir or Madam:

  You have requested our opinion, as counsel to McKesson Corporation, a Delaware corporation ("McKesson"), as to certain United States federal income tax consequences of the proposed merger of McKesson Merger Sub, Inc., a Delaware corporation ("Merger Sub"), and a wholly owned subsidiary of McKesson, with and into HBO & Company ("HBOC"), with HBOC continuing as the surviving corporation.

  In rendering our opinion, we have reviewed the Agreement and Plan of Merger, dated as of October 17, 1998, as amended as of November 9, 1998, among McKesson, Merger Sub and HBOC (the "Merger Agreement") and such other materials as we have deemed necessary or appropriate as a basis for our opinion. Capitalized terms not otherwise defined herein have the meaning specified in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

  In rendering this opinion, we have assumed that the Merger will be consummated in accordance with the Merger Agreement. In addition, as to certain facts material to our opinion, we have relied upon the accuracy of written representations made by an authorized officer of each of McKesson, Merger Sub, and HBOC in letters addressed to us and Jones, Day, Reavis & Pogue (the "Tax Representation Letters"), copies of which are attached hereto. Our opinion is conditioned on, among other things, the accuracy and completeness as of the date hereof, of such facts, information, covenants and representations referred to above. We note that while we have not undertaken any independent investigation, nothing has come to our attention during the course of our representation of McKesson that is inconsistent with these facts, information, covenants and representations.

  In our examination of documents in connection with this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

  Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, assuming that the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or

November  , 1998
Page 2

amendment of any of the provisions thereof) and the statements set forth in the Tax Representation Letters are true and correct as of the Effective Time, then for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

  This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

  This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

  This opinion is being delivered to you for the purpose of being included as an exhibit to the Registration Statement, and is intended for the benefit of McKesson and its shareholders and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

  We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to references to Skadden, Arps, Slate, Meagher & Flom LLP and its opinion in the sections captioned "Certain United States Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Registration Statement and Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,